Exhibit 10.5

PERFORMANCE STOCK UNIT AWARD AGREEMENT

UNDER THE SOUTHWEST GAS HOLDINGS, INC.

2024 OMNIBUS INCENTIVE PLAN

This Award Agreement for Performance Stock Units (this “Award Agreement”) is dated as of February 22, 2024, by and between Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”), and Robert J Stefani (the “Participant”), pursuant to the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Award Agreement.

Overview of Your Award

Number of Performance Stock Units Granted: 15,785.3201

Date of Grant: February 22, 2024; however, the Performance Stock Units are being granted on a contingent basis in advance of stockholder approval of the Plan at the Company’s 2024 Annual Meeting. Accordingly, this grant of Performance Stock Units will only become effective if stockholders approve the Plan, and the grant will automatically become void and of no force or effect on the date of the Company’s 2024 Annual Meeting if stockholders do not approve the Plan.

Valuation Date: The number of Performance Share Units to be granted will be calculated as of the closing price of Company common stock on December 29, 2023.

Vesting Schedule:

Subject to the Participant’s Continuous Service and other terms and conditions set forth in the Plan and this Award Agreement, the Units will vest in accordance with the following schedule (the “Vesting Schedule”):

Units	Vesting Date
25%	The date of consummation of an initial public offering (an “IPO”) of the common stock of Centuri Holdings, Inc. (“Centuri”)

75%	The date of consummation of a sale or other disposition (a “Sale or Disposition”) by the Company of shares of Centuri immediately after which the Company owns less than 20% of the total outstanding shares of Centuri common stock.

[1]	$1 million grant with PSU number determined by dividing grant value by the closing price of a share of the Company’s common stock on the valuation date.

Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate the 75% portion of the Performance Stock Units that vest upon the Sale or Disposition that causes the Company to own less than 20% of the total outstanding shares of Centuri if the Disposition involves, in whole or in part, a spin-off of Centuri common stock.

Notwithstanding the foregoing, if an IPO does not occur, but all or substantially all of (i) the shares of Centuri common stock owned by the Company or (ii) Centuri’s assets are acquired, whether by purchase, merger or otherwise, by an entity (or more than one entity acting as a group) none of which are Subsidiaries, then 100% of the Performance Stock Units shall vest as of the date such transaction is consummated.

1. Grant of Units. The Company hereby grants the Participant an Award of Performance Stock Units covering the number of Shares set forth above (the “Units”) under the Plan, subject to the terms and conditions of the Plan and this Award Agreement. The Units are granted in consideration of the services to be rendered by the Participant to the Company. Each Unit represents the right to receive one Share if the Units vest. The Units shall be credited to a separate account maintained for the Participant on the books and records of the Company. All amounts credited to the Participant’s account shall continue for all purposes to be part of the general assets of the Company. Unless and until such time as Shares are issued in settlement of the vested Units, the Participant shall not have any of the rights of a stockholder of the Company with respect to any of the Shares, including any voting rights or rights with respect to dividends paid on the Shares. The Units or the rights relating thereto may not be sold, transferred, pledged, attached, assigned, or otherwise alienated or encumbered by the Participant in any manner, whether voluntarily, by operation of law, or otherwise. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective.

2. Vesting of Units. Except as otherwise provided herein, subject to the Participant’s Continuous Service through the applicable date of vesting under the Vesting Schedule (each, a “Vesting Date”), the Units will vest in accordance with the Vesting Schedule above.

3. Forfeiture. Except as provided otherwise in Section 4 below, unvested Units shall be forfeited upon a termination of the Participant’s Continuous Service. The Participant agrees to execute such documentation that may be reasonably requested by the Company in connection with such forfeiture. All rights of the Participant with respect to any forfeited Units shall cease and terminate upon forfeiture of such Units, without any further obligation on the part of the Company. Without limiting the foregoing, the Units, whether vested or unvested, will also be forfeited automatically on the date of the Company’s 2024 Annual Meeting if stockholders do not approve the Plan at the Company’s 2024 Annual Meeting.

4. Termination of Continuous Service. Notwithstanding the Vesting Schedule, upon a termination of the Participant’s Continuous Service (a) by the Company or its successors without Cause or by the Participant for Good Reason, in each case, within the 24 months following a Change in Control, (b) due to the Participant’s death, or (c) by the Company due to the Participant’s Disability or due to a general reduction in force or specific elimination of the Participant’s job (except if contemporaneously with such elimination the Participant’s suffers a termination for Cause), all Units (plus applicable Dividend Equivalent Rights) shall vest as of the date of such termination. Notwithstanding anything to the contrary in this Award Agreement, if the Participant is party to an employment or change in control agreement with the Company on the Date of Grant, the terms of such employment or change in control agreement shall apply to the Units to the extent the Participant has greater rights under such agreement than under this Award Agreement.

5. Definitions.

(a) Good Reason. For purposes of this Award Agreement, “Good Reason” means, following a Change in Control:

(i) without the Participant’s express written consent, the assignment to him or her of any duties materially inconsistent with his or her positions, duties, authority, responsibilities or status with the Company or its successors immediately prior to such Change in Control;

(ii) a material demotion or a material change in the Participant’s titles or offices as in effect immediately prior to such Change in Control;

(iii) any removal of the Participant from or any failure to re-elect him or her to any of such positions; except in connection with the termination of the Participant’s Continuous Service for Cause or Disability or as a result of Participant’s death or by the Participant other than for Good Reason;

(iv) without the Participant’s express written consent, a material reduction by the Company or its successors in the Participant’s base salary as in effect on the date of such Change in Control or, if greater, such greater base salary as may be in effect from time to time subsequent to such Change in Control, provided, in each case, that a reduction by the Company or its successors in the Participant’s base salary of 10% or more shall be sufficient but not necessary to constitute a material reduction by the Company or its successors in the Participant’s base salary;

(v) the failure by the Company or its successors to continue at levels materially not less than those in existence immediately prior to such Change in Control the Participant’s participation in any thrift, incentive or compensation plan, or any pension plan, in which the Participant participated immediately prior to such Change in Control, provided that the Company or its successors may provide for participation in substantially similar plans that provide benefits at levels materially not less than those in existence immediately prior to such Change in Control;

(vi) the failure by the Company or its successors to provide for the Participant’s participation in any welfare, life insurance, health and accident or disability plan on the same basis as those provided to executives of the Company or its successors who are similarly situated to the Participant;

(vii) the taking of any action by the Company or its successors which would materially adversely affect the Participant’s participation in or materially reduce the Participant’s benefits under any single such plan or all such plans, when taken together, or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of such Change in Control (except for the acceleration of the vesting of the Units, as contemplated by this Award Agreement), provided that the taking of any action by the Company or its successors that reduces the economic value attributable to such participation, benefits or fringe benefit by 10% or more shall be sufficient but not necessary to constitute a materially adverse effect, material reduction or deprivation, as applicable;

(viii) the assignment to the Participant without his or her consent to a new work location which would require an increase in the round-trip commute to work from the Participant’s residence immediately prior to such Change in Control of more than 40 miles per day; or

(ix) any material breach of any material provision of this Award Agreement.

Notwithstanding the foregoing, the Participant shall not be entitled to terminate his or her Continuous Service with the Company or its successors for Good Reason unless the following process is followed with respect to such termination. Within 90 days following the initial occurrence of an event that purportedly constitutes Good Reason, the Participant shall give the Company or its successors written notice of the occurrence of such event, setting forth the exact nature of such event and the conduct required to cure such event. The Company or its successors shall have 30 days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is cured, then the Participant shall not be permitted to terminate his or her Continuous Service with the Company or its successors for Good Reason as a result of such event. If, at the end of the Cure Period, such event is not cured, the Participant shall be entitled to terminate his or her Continuous Service with the Company or its successors for Good Reason as a result of such event during the 60 day period following the end of the Cure Period. If the Participant does not terminate his or her Continuous Service with the Company or its successors for Good Reason during such 60 day period, the Participant shall not be permitted to terminate his or her Continuous Service with the Company or its successors for Good Reason as a result of such event.

6. Dividend Equivalent Rights. From the Date of Grant and until the Units are settled pursuant to Section 7, the Participant’s account will be credited with Dividend Equivalent Rights (without interest and earnings) at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Shares. Any such Dividend Equivalent Rights shall be valued as of the date on which they are credited to the Participant and, unless determined otherwise by the Company, reallocated to additional Units. Such additional Units may also earn Dividend Equivalent Rights and shall vest in accordance with the Vesting Schedule as if such Units had been issued on the Date of Grant. Dividend Equivalent Rights shall be subject to the same vesting and forfeiture restrictions as the Units to which they are attributable.

7. Settlement of Units. If the Units vest, as soon as administratively possible, as determined solely by the Company, following the applicable Vesting Date (which, for clarity, would be the earlier of the date of termination described in Section 4 or the applicable Vesting Date), but in no event later than 60 days following such Vesting Date, the Participant shall receive a number of Shares equal to the number of Units that vest on the applicable Vesting Date (including any vested Units attributable to Dividend Equivalent Rights), and a cash payment in respect of any Dividend Equivalent Rights paid in cash, in each case, subject to the withholding requirements set forth in the Plan and Section 9 below); provided, that if the Units vest prior to stockholder approval of the Plan at the Company’s 2024 annual meeting, the Shares issuable with respect to such vested Units will be issued as soon as administratively possible (and not more than 60 days) after the date of the 2024 annual meeting (provided stockholders approve the Plan at the annual meeting). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.

8. Administration. This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan and, to the extent applicable, the terms of any employment or change in control agreement with the Company in effect on the Date of Grant.

9. Tax Liability and Withholding. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) issuing a check;

(c) conducting a wire transfer;

(d) authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Units; provided, however, that no Shares shall be withheld with a value exceeding the maximum rate of withholding in the applicable jurisdiction; or

(e) delivering to the Company previously owned and unencumbered Shares.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Units or the subsequent sale of any Shares; and (b) does not commit to structure the Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

10. Section 409A. This Award Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything to the contrary herein, if the Participant is a “specified employee” as defined in Section 409A, in the case of a distribution of Shares due to any termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of Shares (and any Dividend Equivalent Rights) in respect of the vested Units shall not occur until the date which is six months following the Termination Date (or, if earlier, upon the death of the Participant).

11. Miscellaneous.

(a) Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Participant’s Continuous Service, nor confer upon the Participant any right to continued employment with the Company or continued service as a Board member.

(b) Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c) The Participant shall not have voting rights with respect to the Units until the Units are settled and have been distributed as Shares.

(d) This Award Agreement shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of this Award Agreement or the Plan to the substantive law of another jurisdiction.

(f) Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

(g) The value of the Participant’s Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(h) Participant understands that the Units and the Shares settled therefrom are subject to the Company’s clawback policy as effective from time to time.

The Participant acknowledges that this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the acquisition of the Units granted pursuant to this Award Agreement. The Participant has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety. The Participant acknowledges that Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Units are vested and the Units are settled in the form of Shares. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ Thomas E. Moran
Thomas E. Moran
Vice President/General Counsel/Secretary

PARTICIPANT

By:	/s/ Robert J. Stefani
Robert J. Stefani
SVP/Chief Financial Officer